Exhibit 99.2

Holly Energy Partners Declares Distribution
Increases quarterly distribution 10% to $0.55 per unit

DALLAS, TX, April 29, 2005 — Holly Energy Partners, L.P. (NYSE-HEP) today announced declaration of its cash distribution, for the first quarter of 2005, of $0.55 per unit. This represents an increase in the quarterly distribution of 10%. The distribution will be paid May 16, 2005 to unit holders of record May 9, 2005.

The company plans on releasing results for the first quarter of 2005 after the close of trading on the NYSE today.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 48% interest (including the general partner interest) in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Treasury and Investor Relations
Holly Energy Partners
214/871-3555